Paulson Investment Company, Inc. Completes Initial Public Offering of Healthy Fast Foods, Inc.

$5.1 Million in Gross Proceeds Raised

PORTLAND, OR -- 03/19/2008 -- Paulson Investment Company, Inc., a wholly owned subsidiary of Paulson Capital Corp. (NASDAQ: PLCC), today announced its completion of the Initial Public Offering (IPO) for Healthy Fast Foods, Inc., an owner and operator of EVOS® fast food franchises. The offering provided for 1,000,000 Units priced at $5.10 per Unit, and resulted in gross proceeds to Healthy Fast Foods of $5.1 Million. Each Unit consists of one share of common stock, one redeemable Class A public warrant and two non-redeemable Class B public warrants.

On Wednesday, March 19, 2008, Healthy Fast Foods' Units initiated trading on the Over-the-Counter Bulletin Board (OTCBB) under the symbol "HFFIU," and will trade strictly as a Unit for 30 days.

Paulson Investment Company, Inc. served as the managing underwriter of the IPO and has been granted an option to purchase up to an additional 150,000 Units to cover over-allotments.

A registration statement related to this offering was filed with and declared effective by the U.S. Securities and Exchange Commission on Tuesday, March 18, 2008. The offering was made solely by means of a prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Paulson Capital Corporation

Paulson Capital Corporation is the parent company to Paulson Investment Company, Inc. Headquartered in Portland, Oregon, Paulson Investment Company, Inc. is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chester "Chet" Paulson in 1970, it has managed or underwritten 163 securities offerings and has generated more than $1.2 billion for client companies. The firm's enduring success stems from its ability to recognize emerging industry trends and from supporting emerging companies pioneering positive change and advancements in those related markets.

With corporate and independent retail brokerage offices located in 11 states throughout the country, Paulson Investment Company, Inc. aims to earn and build trust with retail and select institutional investors through highly customized financial portfolio management, diversified financial products and service offerings and effective administration and execution of investment strategies that specifically address individual risk tolerance levels. In addition, Paulson Investment Company, Inc.'s brokerage clients look to the firm for compelling new investment ideas in the small and emerging growth markets.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

FOR MORE INFORMATION, PLEASE CONTACT:
Dodi Handy
President and CEO
Dan Conway
Chief Strategy Officer
Elite Financial Communications Group
407-585-1080
plcc@efcg.net